Exhibit 99.1

FORWARD CONTRACT
CONTRACT FOR FORWARD PROFIT
DATED JUNE 1, 2009

1.    PARTIES.

Seller:	FORWARD PROFIT INVESTING LLC, 56 Cambridge Place,
Brooklyn, NY, 11238. Phone no. 888.968.3679. Fax no. 718.874.6889

Buyer:	JOHN DOE, 500 Maple Street, Hempstead, NY 13582
Phone no. 516.555.5555. Fax no. 516.555.5555

2.    DESCRIPTION OF PROFIT.
Buyer agrees to purchase two days of the net Profit generated by a property (“Profit”) that is owned or will be purchased by a subsidiary of Forward Profit Investing LLC. It is expressly agreed between Buyer and Seller that the value of the two days of net Profit at the date of the signing of this contract will be $300. It is also agreed that at the end of this contract the value of the two days will be $327.00. At the settlement of this contract the Seller will pay the Buyer its principal investment of $300 plus the increase in the value of the net Profit for the two days it has agreed to buy. This difference is agreed to be $27, or a 9% return on investment for the time period of the contract.

3.    CONTRACT PERIOD.

This contract is entered into on June 1, 2009 and will expire on June 1, 2010. The two days of net profit that will be purchased by the Buyer will occur sometime between May 1, 2010 and June 1, 2010.

4.    DEPOSIT.

Buyer agrees to pay $300.00 to Seller as a deposit on this contract.

5.    SUBSIDIARY.

It is hereby agreed that a wholly owned subsidiary of Forward Profit Investing LLC named GAB FPI LLC does own or will purchase a multi-family investment property located at 293 Grand Avenue in Brooklyn, NY that will be the primary source of the net profit upon which this contract is based. At any time, the management of Forward Profit Investing LLC may transfer the obligations of this contract to a different subsidiary that owns or will purchase a different property. Buyer will be provided written notification within 30 days of such a transfer if it is during the contract period.

6.    SETTLEMENT.

On the last day of this contract, the Seller shall settle the contract and deliver to the Buyer the Profit agreed to in Section 2.

7.    TERMINATION OF CONTRACT.

This contract may not be terminated by either party.

8.    LIMITATION OF LIABILITY.

In no event shall Seller be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Profit, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall Buyer's damages exceed the amount of the purchase price of the Profit.

9.    TAXES.

Buyer shall pay as appropriate any capital gains, income, or other tax imposed or levied with respect to the payment on the settlement of the Contract. In no event shall Buyer be responsible for any tax imposed upon Seller based upon Seller's income or for the privilege of doing business.

10.  NOTICES.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

Seller:	FORWARD PROFIT INVESTING LLC, 56 Cambridge Place,
Brooklyn, NY, 11238. Phone no. 888.968.3679. Fax no. 718.874.6889

Buyer:	JOHN DOE, 500 Maple Street, Hempstead, NY 13582
Phone no. 516.555.5555. Fax no. 516.555.5555

11.     GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Any claim may only be enforced in the courts of the State of New York.

12.     FINAL AGREEMENT.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

13.     SEVERABILITY.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14.     SECURITY.
This contract is a security as defined by the Securities Act of 1933. It is being offered subject to the rules and regulations of the S1 Prospectus of Forward Profit Investing LLC as registered with the SEC on May 5, 2009 under registration #xxxx-xxxxxx.

15.     HEADINGS.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

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SELLER - FORWARD PROFIT INVESTING LLC

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BUYER - JOHN DOE